Exhibit (n)
Consent of independent registered public accounting firm
We hereby consent to the use in this Registration Statement on Form N-2 of our report dated August 25, 2006, relating of the statement of assets and liabilities of Kayne Anderson Energy Development Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
September 5, 2006